NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2021 Financial Results

Company reports GAAP diluted earnings per share of $0.68 for the quarter, affirms 2021 earnings guidance range, and announces a $0.62 per share quarterly dividend payable December 31, 2021

BUTTE, MT / SIOUX FALLS, SD - October 24, 2021 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended September 30, 2021. Net income for the period was $35.2 million, or $0.68 per diluted share, as compared with net income of $29.5 million, or $0.58 per diluted share, for the same period in 2020. This increase was primarily driven by higher Montana transmission loads and rates and warmer summer weather, partly offset by higher operating costs, lower supply cost recovery, an unfavorable QF liability adjustment compared with the prior period, and higher income tax expense.

“We are pleased to report strong financial results this quarter. However, inflationary and supply chain pressures have left their mark. We made the decision to accelerate construction of the 175 megawatt facility near Laurel, Montana. At the same time, we decided not to move forward with construction of a 30-40 megawatt facility near Aberdeen, South Dakota, as originally proposed. Alternative options for the Aberdeen project will be evaluated in the 2022 Integrated Resource Plan. The 60 megawatt project near Huron, South Dakota continues, with minimal interruption, and should be online by early 2022,” said Bob Rowe, Chief Executive Officer. “As we have consistently warned, we continue to be concerned about our customers’ exposure to high energy prices and scarcity. Due to high prices, the cost of market power purchases for our Montana customers in July alone was nearly six times what we spent in the same month last year.

Rowe continues, “We are glad to have the Laurel project advancing. Expected online in the winter of 2023-2024, this new resource will alleviate a significant amount of the price and availability risk that our customers and investors are currently experiencing. Laurel is our first dispatchable resource addition in Montana, and also our first thermal resource, since 2011. It is part of a set of resources resulting from a request for proposal that also included a hydro-based purchase power agreement and our first large battery storage agreement.”

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenues	$325,955	$280,610	$1,024,975	$885,225
Cost of sales	98,659	68,038	311,137	220,353
Gross Margin (1)	227,296	212,572	713,838	664,872

Operating, general and administrative	80,948	73,322	238,913	224,042
Property and other taxes	43,572	45,306	138,337	136,786
Depreciation and depletion	47,112	44,289	140,896	134,336
Total Operating Expenses (excl. Cost of sales)	171,632	162,917	518,146	495,164
Operating income	55,664	49,655	195,692	169,708
Interest expense, net	(23,283)	(23,677)	(70,266)	(72,298)
Other income (expense), net	5,326	785	13,932	(973)
Income before income taxes	37,707	26,763	139,358	96,437
Income tax (expense) benefit	(2,511)	2,703	(3,854)	5,227
Net Income	35,196	29,466	135,504	101,664
Basic Shares Outstanding	51,892	50,577	51,175	50,551
Earnings per Share - Basic	$0.68	$0.58	$2.65	$2.01
Diluted Shares Outstanding	52,028	50,674	51,312	50,657
Earnings per Share - Diluted	$0.68	$0.58	$2.64	$2.01

Dividends Declared per Common Share	$0.62	$0.60	$1.86	$1.80
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Items

Electric Resource Planning - Montana

We are currently 630 MW short of our peak needs and we cover the shortfall through market purchases. Absent resource additions, we forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation request in January 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial operation in late 2023 or early 2024 (the January 2020 request for proposal (RFP)). Further, we expect to issue additional all-source competitive solicitation requests during 2022.

Initial bids for the January 2020 RFP were received in July 2020. A third-party RFP Administrator evaluated the bids with the following portfolio of projects selected:

•Laurel Generating Station - the construction of a 175 MW natural gas-fired generation plant near Laurel, Montana, at a cost of approximately $275 million, including Allowance for Funds Used During Construction (AFUDC), which we will own;
•Beartooth Battery - A 20-year agreement to purchase capacity and ancillary services produced from a 50 MW battery energy storage facility that will be constructed in Yellowstone County, Montana; and
•Powerex Transaction - a 5-year power purchase agreement for 100 MWs of capacity and energy products originating predominately from hydroelectric resources.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

On May 19, 2021, we filed an application with the Montana Public Service Commission (MPSC) for advanced approval to acquire the Laurel Generating Station and Beartooth Battery agreement as new capacity resources. These resources, together with the Powerex Transaction, will help address our identified capacity shortage. The Powerex Transaction, was not included in the application for advanced approval filed with the MPSC. Recent upheaval in the construction market and, specifically, timely availability of critical components and escalating labor and construction costs, has necessitated the flexibility to expend capital and make commercial decisions in advance of the timeline established by the MPSC advanced approval docket. Accordingly, we withdrew our application on September 23, 2021 and intend to seek approval from the MPSC to place the Laurel Generating Station in rate base through a future filing. We currently intend to file a separate application for advanced approval of the Beartooth Battery agreement.

On October 21, 2021 the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality (MTDEQ) and us, alleging the environmental review of our Laurel Generating Station project was unlawful. This lawsuit could delay the Laurel project if the Court were to require a full Environmental Impact Study regarding the project, set aside the air quality permit granted for the Laurel Generating Station, or determine that the underlying environmental statute violates the Montana Constitutional guarantee of a “clean and healthful environment.”

Electric Resource Supply - South Dakota

Our energy resource plans identify portfolio requirements including potential investments resulting from a completed competitive solicitation process in South Dakota. Our estimated capital expenditures discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 within the Management's Discussion and Analysis of Financial Condition and Results of Operations section includes approximately $60 million for a 30-40 MW flexible natural gas plant near Aberdeen, South Dakota, which was expected to be in service in early 2024. During the third quarter of 2021, we decided to discontinue our plans to build this project as a result of significant increases in estimated construction cost as a result of global supply chain challenges. As a result of the project discontinuance, we recorded a $1.2 million pre-tax charge in the three months ended September 30, 2021, for the write-off of preliminary construction costs.

Construction continues for a 60MW reciprocating internal combustion engine project in Huron, SD to be online in early 2022 with total construction costs of approximately $80 million.

With the acceleration of the Laurel generation project and the discontinuation of the Aberdeen generation project, we anticipate providing an updated 5 Year capital forecast at the Edison Electric Institute Financial Conference early next month.

Regulatory Update

We have recently filed several regulatory filings, primarily in our Montana jurisdiction, including:

•An April 15, 2021 filing of a motion requesting to delay the implementation of our fixed cost recovery mechanism pilot in our Montana jurisdiction for another year until July 2022 or beyond, due to the continued uncertainties created by the COVID-19 pandemic. On June

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

29, 2021, the MPSC granted our motion. Opponents to the delay requested reconsideration and the Commission denied their request on September 15, 2021; and
•An April 21, 2021 filing requesting approval to increase the Power Cost and Credit Adjustment Mechanism (PCCAM) Base forecasted costs used to develop rates for the recovery of electric power costs through our PCCAM by approximately $17 million, or potentially a greater increase to reflect current market prices and new capacity contracts. On June 29, 2021, the MPSC approved implementing our request for interim rates reflecting the $17 million increase, subject to refund. The Montana Consumer Counsel (MCC) filed a motion arguing that the PCCAM Base cannot be updated except in a general rate case and asked the MPSC to dismiss the application. On October 5, 2021, the MPSC voted to grant the MCC’s motion to dismiss and we await the final written order.

We are subject to FERC’s jurisdiction and regulations with respect to rates for electric transmission service in interstate commerce and electricity sold at wholesale rates, the issuance of certain securities, and incurrence of certain long-term debt, among other things. The Division of Audits and Accounting in the Office of Enforcement of FERC has initiated a routine audit of NorthWestern Corporation for the period of January 1, 2018 to the present to evaluate our compliance with FERC accounting and financial reporting requirements. We have responded to several sets of data requests as part of the audit process. An audit report has not yet been received from FERC, but is expected within the next six months. Management is unable to predict the outcome or timing of the final resolution of the audit.

February Cold Weather Event

The February 2021 prolonged cold spell resulted in record winter peak demand for electricity and natural gas. The broad reach of this event across the United States and other market factors resulted in an extreme price excursion for purchased power and natural gas. In our South Dakota and Nebraska service territories, natural gas costs for the month of February 2021 exceeded the total cost for all of 2020. Fuel and purchased power costs in these jurisdictions are recovered through fuel adjustment clauses. We’ve incorporated the liquidity impacts into our overall 2021 financing plans.

The Nebraska Public Service Commission (NPSC) opened a docket on March 2, 2021 to investigate the effect of this cold weather event on natural gas supply. In this docket, we proposed recovery of our costs for February 13, 2021 to February 18, 2021 over a two-year period, which was subsequently approved by the NPSC on May 11, 2021, and a regulatory asset of approximately $26.0 million was recorded for these costs, with a remaining balance of $25.2 million as of September 30, 2021.

The South Dakota Public Utilities Commission issued an order allowing recovery of natural gas costs for the same time period over a one-year period, effective March 2, 2021. A regulatory asset of approximately $22.0 million was recorded for these costs, with a remaining balance of $17.7 million as of September 30, 2021.

COVID-19 Pandemic and Global Economic Recovery

The COVID-19 pandemic has had widespread impacts on people, economies, businesses and financial markets. Beginning in March 2020, the pandemic and resulting economic conditions began impacting our business operations and financial results. Our 2020 financial results were impacted by lower sales volumes, an increase in reserves for uncollectible accounts and an

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

increase in interest expense, partly offset by lower operating, general and administrative expenses. We have experienced improving conditions in our service territories during 2021, that have positively impacted our business as compared to 2020. The ultimate impact of the pandemic on our financial results for 2021 and beyond depends on the evolving landscape of the pandemic and the public health responses to contain it, as well as the substance and pace of the macroeconomic recovery. If health conditions deteriorate or the economic recovery stalls, it could have the result of lower demand for electricity and natural gas, as well as reduced ability of various customers, contractors, suppliers and other business partners to fulfill their obligations or provide the services we seek to support our business operations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects. The Biden administration is also seeking to require large companies like us to have all of our employees vaccinated or undergo weekly COVID testing. Complying with either a vaccine mandate or weekly testing requirements (if there are even enough testing kits available) could be difficult and costly and it is possible that some employees may choose to leave employment over a vaccine or testing requirement.

We place significant reliance on our third-party business partners to supply materials, equipment and labor necessary for us to operate our utility and reliably serve current customers and future customers. As a result of current macroeconomic conditions, both nationally and globally, we have recently experienced issues with our supply chain for materials and components used in our operations and capital project construction activities. Issues include higher prices, scarcities/shortages, longer fulfillment times for orders from our suppliers, workforce availability, and wage increases. Should these economic conditions and issues continue, we could have difficulty completing the operations activities necessary to serve our customers safely and reliably, and/or achieving our capital investment program, which ultimately could result in higher customer utility rates, longer outages, and could have a material adverse impact on our business, financial condition and operations.

Financing Activity

We anticipate financing our ongoing maintenance and capital programs with a combination of cash flows from operations, first mortgage bonds and equity issuances.

In March 2021, we issued and sold $100.0 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 1.00% maturing on March 26, 2024. The net proceeds were used to repay in full our outstanding $100.0 million one-year term loan that was due April 2, 2021.

In April 2021, we entered into an Equity Distribution Agreement pursuant to which we may offer and sell shares of our common stock from time to time, having an aggregate gross sales price of up to $200.0 million, through an ATM program, including an equity forward sales component. During the three months ended September 30, 2021, we issued 1,040,085 shares of our common stock at an average price of $63.13, for net proceeds of $64.8 million. During the nine months ended September 30, 2021, we issued 1,919,394 shares of our common stock at an average price of $63.94, for net proceeds of $121.1 million. We expect a total of approximately $200.0 million of equity proceeds during 2021 to support our current capital program and maintain and protect our credit ratings. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

Significant Earnings Drivers

Revenues
Consolidated operating revenues for the three months ended September 30, 2021 were $326.0 million as compared with $280.7 million for the same period in 2020.
Consolidated operating revenues for the nine months ended September 30, 2021 were $1,025.0 million as compared with $885.2 million for the same period in 2020.

Gross Margin
Consolidated gross margin for the three months ended September 30, 2021 was $227.3 million compared with $212.6 million for the same period in 2020. This $14.7 million increase was a result of a $14.9 million increase to items that have an impact on net income and $0.2 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $14.9 million, due to the following:

•↑$10.1 million higher Montana transmission rates and higher demand to transmit energy across our transmission lines due to market conditions and pricing;
•↑$8.4 million increase in electric retail revenue due to warmer summer weather, overall customer growth, and increased commercial volume as compared to the prior year due to the COVID-19 pandemic related shutdowns;
•↓$2.1 million due to higher Montana electric supply costs as compared with the prior period;
•↓$1.3 million unfavorable adjustment to our electric QF liability (unrecoverable costs associated with Public Utility Regulatory Policies Act of 1978 (PURPA) contracts as part of a 2002 stipulation with the MPSC and other parties) associated with a one-time clarification of contract term;
•↓$0.6 million decrease due to lower gas volumes from warmer summer weather, partly offset by customer growth; and
•↑$0.4 million increase in other miscellaneous gross margin items.

The change in consolidated gross margin for items that had no impact on net income represented a $0.2 million decrease primarily due to the following:

•↓ $1.3 million decrease in revenues due to a decrease for property taxes included in trackers, offset by decreased property tax expense;
•↑ $0.2 million increase in revenues due to an increase for natural gas production taxes included in trackers, offset by increased property and other tax expense;
•↑ $0.3 million increase due to an increase in revenues for operating costs recovered in tracker revenues, offset by an increase in associated operating expense; and
•↑ $0.6 million increase due to an increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense;

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

Consolidated gross margin for the nine months ended September 30, 2021 was $713.8 million compared with $664.8 million for the same period in 2020. This $49.0 million increase was a result of a $45.1 million increase to items that have an impact on net income and $3.9 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2021 were $80.9 million compared with $73.3 million for the same period in 2020. This $7.6 million increase was a result of a $5.0 million increase to items that have an impact on net income and $2.6 million increase to items that are offset in revenue and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $5.0 million, including:
•↑$3.3 million higher employee benefit costs primarily due to higher compensation and medical costs;
•↑$1.8 million higher technology implementation and maintenance costs;
•↑$1.3 million higher maintenance costs at our electric generation facilities;
•↑$1.2 million higher costs due to the write-off of preliminary construction costs associated with the 30-40MW flexible natural gas plant near Aberdeen, South Dakota;
•↑$0.4 million higher travel and training costs;
•↓$2.7 million decrease in uncollectible accounts due to collections of previously written off amounts in the current period. In the second quarter of 2020, we voluntarily suspended service disconnections for non-payment, to help customers who may be financially impacted by the COVID-19 pandemic. We subsequently resumed standard disconnection processes in all of our operating jurisdictions in the third quarter of 2020; and
•↓$0.3 million decrease in other miscellaneous expenses.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $2.6 million primarily due to the following:
•↑ $1.2 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income.
•↑ $1.1 million increase in the value of non-employee directors deferred compensation due to an increase in our stock price, offset in other income; and
•↑ $0.3 million increase in operating expenses offset by higher associated tracker revenue.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2021 were $238.9 million compared with $224.0 million for the same period in 2020. This $14.9 million increase was a result of a $4.6 million increase to items that have an impact on net income and $10.3 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $43.6 million for the three months ended September 30, 2021, as compared with $45.3 million in the same period in 2020. This decrease was due primarily to a decrease in estimated Montana state and local taxes. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $138.3 million for the nine months ended September 30, 2021, as compared with $136.8 million in the same period of 2020.

Depreciation and Depletion Expense
Depreciation and depletion expense was $47.1 million for the three months ended September 30, 2021, as compared with $44.3 million in the same period in 2020. This increase was primarily due to plant additions.

Depreciation and depletion expense was $140.9 million for the nine months ended September 30, 2021, as compared with $134.3 million in the same period of 2020.

Operating Income
Consolidated operating income for the three months ended September 30, 2021 was $55.7 million as compared with $49.7 million in the same period in 2020. This increase was primarily driven by higher Montana transmission loads and rates and warmer summer weather, partly offset by higher operating costs, higher Montana electric supply costs, and an unfavorable QF liability adjustment compared with the prior period.

Consolidated operating income for the nine months ended September 30, 2021 was $195.7 million as compared with $169.7 million in the same period of 2020.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2021 was $23.3 million as compared with $23.7 million in the same period in 2020. This decrease was primarily due to higher capitalization of AFUDC, partly offset by higher borrowings.

Consolidated interest expense for the nine months ended September 30, 2021 was $70.3 million, as compared with $72.3 million in the same period of 2020.

Other Income
Consolidated other income was $5.3 million for the three months ended September 30, 2021 as compared to other income of $0.8 million during the same period in 2020. This increase includes approximately $2.3 million related to items offset in operating, general and administrative expense with no impact to net income, and higher capitalization of AFUDC. Items offset in operating, general and administrative expense includes approximately $1.1 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation and a decrease in other pension expense of $1.2 million.

Consolidated other income for the nine months ended September 30, 2021, was $13.9 million, as compared with consolidated other expense of $1.0 million in the same period of 2020.

Income Tax
Consolidated income tax expense for the three months ended September 30, 2021 was $2.5 million as compared with a $2.7 million benefit in the same period in 2020. Our effective tax rate for the three months ended September 30, 2021 was 6.6% as compared with (10.1)% for the same period in 2020. We currently estimate effective tax rate to range between (2.5)% to 2.5% in 2021.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Income Before Income Taxes	$37.7		$26.8		$139.4		$96.4

Income tax calculated at federal statutory rate	7.9	21.0%	5.6	21.0%	29.3	21.0%	20.3	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.4	1.1%	—	0.2%	0.7	0.5%	0.1	0.1%
Flow-through repairs deductions	(3.5)	(9.2)%	(4.2)	(15.7)%	(15.6)	(11.2)%	(14.9)	(15.4)%
Production tax credits	(1.9)	(5.0)%	(2.2)	(8.2)%	(8.4)	(6.1)%	(7.6)	(7.8)%
Share-based compensation	(0.1)	(0.2)%	—	—%	(0.3)	(0.2)%	(0.6)	(0.6)%
Amortization of excess deferred income tax	(0.1)	(0.3)%	(0.2)	(0.8)%	(0.6)	(0.4)%	(0.7)	(0.8)%
Plant and depreciation flow-through items	(0.3)	(0.8)%	0.1	0.4%	(0.8)	(0.6)%	0.3	0.3%
Income tax return to accrual adjustment	0.4	1.0%	(1.7)	(6.5)%	0.4	0.3%	(1.7)	(1.8)%
Other, net	(0.3)	(1.0)%	(0.1)	(0.5)%	(0.8)	(0.5)%	(0.4)	(0.4)%
Subtotal	(5.4)	(14.4)%	(8.3)	(31.1)%	(25.4)	(18.2)%	(25.5)	(26.4)%

Income Tax Expense (Benefit)	$2.5	6.6%	$(2.7)	(10.1)%	$3.9	2.8%	$(5.2)	(5.4)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended September 30, 2021 was $35.2 million as compared with $29.5 million for the same period in 2020. This increase was primarily driven by higher Montana transmission loads and rates and warmer summer weather, partly offset by higher operating costs, higher Montana electric supply costs, an unfavorable QF liability adjustment compared with the prior period, and higher income tax expense.

Consolidated net income for the nine months ended September 30, 2021 was $135.5 million as compared with $101.7 million for the same period in 2020.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

Reconciliation of Primary Changes from 2020 to 2021

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2020 reported	$26.8	$29.5	$0.58	$96.4	$101.7	$2.01
Gross Margin
Montana electric transmission revenue	10.1	7.5	0.14	21.3	15.9	0.31
Electric retail volumes	8.4	6.3	0.12	18.1	13.5	0.26
Montana electric supply cost recovery	(2.1)	(1.6)	(0.03)	(4.3)	(3.2)	(0.06)
Electric QF liability adjustment	(1.3)	(1.0)	(0.02)	4.8	3.6	0.07
Natural gas retail volumes	(0.6)	(0.4)	(0.01)	1.7	1.3	0.03
Montana natural gas production rates	—	—	—	(0.8)	(0.6)	(0.01)
Other	0.4	0.3	0.01	4.3	3.2	0.06
Subtotal: Items impacting net income	14.9	11.1	0.21	45.1	33.7	0.66

Property tax revenue, offset in property tax expense	(1.3)	(1.0)	(0.02)	1.0	0.7	0.01
Gas production taxes recovered in revenue, offset in property and other taxes	0.2	0.1	—	0.4	0.3	0.01
Operating expense recovered in revenues, offset in operating expense	0.3	0.2	—	0.3	0.2	—
Production tax credits reducing revenue, offset in income tax expense	0.6	0.4	0.01	2.2	1.6	0.03
Subtotal: Items not impacting net income	(0.2)	(0.3)	(0.01)	3.9	2.8	0.05

Total Gross Margin	14.7	10.8	0.20	49.0	36.5	0.71
OG&A Expense
Employee Benefits	(3.3)	(2.5)	(0.05)	(4.7)	(3.5)	(0.07)
Technology implementation and maintenance	(1.8)	(1.3)	(0.02)	(2.4)	(1.8)	(0.04)
Generation maintenance	(1.3)	(1.0)	(0.02)	(3.0)	(2.2)	(0.04)
Write-off of preliminary construction costs	(1.2)	(0.9)	(0.02)	(1.2)	(0.9)	(0.02)
Travel and training	(0.4)	(0.3)	(0.01)	—	—	—
Uncollectable accounts	2.7	2.0	0.04	7.1	5.3	0.10
Other	0.3	0.2	—	(0.4)	(0.3)	(0.01)
Subtotal: Items impacting net income	(5.0)	(3.8)	(0.08)	(4.6)	(3.4)	(0.08)

Pension and other postretirement benefits, offset in other income	(1.2)	(0.9)	(0.02)	(3.6)	(2.7)	(0.05)
Non-employee directors deferred compensation, offset in other income	(1.1)	(0.8)	(0.02)	(6.4)	(4.8)	(0.09)
Operating expenses recovered in trackers, offset in revenue	(0.3)	(0.3)	—	(0.3)	(0.2)	—
Subtotal: Items not impacting net income	(2.6)	(2.0)	(0.04)	(10.3)	(7.7)	(0.14)

Total OG&A Expense	(7.6)	(5.8)	(0.12)	(14.9)	(11.1)	(0.22)
Other items
Depreciation and depletion expense	(2.8)	(2.1)	(0.04)	(6.6)	(4.9)	(0.10)
Property and other taxes	1.7	1.3	0.03	(1.5)	(1.1)	(0.02)
Interest expense	0.4	0.3	0.01	2.0	1.5	0.03
Other income	4.5	3.4	0.07	15.0	11.2	0.22
Perm. & flow-through adj. to income tax	—	(2.2)	(0.04)	—	1.7	0.03
Impact of diluted share count differences	—	—	(0.01)	—	—	(0.02)
Total Other items	3.8	0.7	0.02	8.9	8.4	0.14

Total impact of above items	10.9	5.7	0.10	43.0	33.8	0.63

2021 reported	$37.7	$35.2	$0.68	$139.4	$135.5	$2.64

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

Liquidity and Capital Resources
As of September 30, 2021, our total net liquidity was approximately $163.6 million, including $8.6 million of cash and $155.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2020 of $357.5 million when pandemic related uncertainties caused us to temporarily increase liquidity. Availability under our credit facilities was $186.0 million as of October 22, 2021.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.62 per share payable December 31, 2021 to common shareholders of record as of December 15, 2021.

2021 Earnings Guidance Affirmed
NorthWestern affirms its previously announced 2021 earnings guidance range of $3.43 - $3.58 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•COVID 19 related reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers through the remainder of 2021;
•Normal weather for the remainder of the year in our electric and natural gas service territories;
•A consolidated income tax rate of approximately (2.5%) to +2.5% of pretax income; and
•Diluted shares outstanding of approximately 51.8 to 52.0 million.

Continued investment in our system to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6%. Maintaining our 60% - 70% targeted dividend payout ratio, we anticipate the dividend growth rate to be in line with the EPS growth rate going forward.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our non-GAAP diluted earnings per share guidance of $3.43 - $3.58 for 2021 and final non-GAAP diluted earnings per share of $3.35 for 2020 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

(in millions, except EPS)

Three Months Ended September 30, 2021
	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$37.7	$35.2	$0.68

Non-GAAP Adjustments:
QF Liability (associated with one-time clarification of contract term)	1.3	1.0	0.02
Remove impact of favorable weather as compared to normal	(3.4)	(2.5)	(0.05)

2021 Adj. Non-GAAP	$35.6	$33.6	$0.65

Three Months Ended September 30, 2020
	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	$26.8	$29.5	$0.58

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	0.6	0.4	0.01

2020 Adj. Non-GAAP	$27.4	$29.9	$0.59

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

(in millions, except EPS)

				EPS Range to Meet Guidance
Nine Months Ended September 30, 2021				2021 Q4			Estimated 2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2021 Reported GAAP	$139.4	$135.5	$2.64	$0.96	to	$1.11	$3.60	to	$3.75

Non-GAAP Adjustments:
QF liability (associated with a one-time clarification in contract term)	(7.4)	(5.5)	(0.11)				(0.11)		(0.11)
Remove impact of favorable weather as compared to normal	(4.1)	(3.1)	(0.06)				(0.06)		(0.06)

2021 Adj. Non-GAAP	$127.9	$126.9	$2.47	$0.96	to	$1.11	$3.43	to	$3.58

				Actual
Nine Months Ended September 30, 2020				2020 Q4			2020 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	$96.4	$101.7	$2.01	$47.8	$53.5	$1.05	$144.2	$155.2	$3.06

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	4.1	3.1	0.06	5.7	4.2	0.08	9.8	7.3	0.14
Disallowance of prior period supply costs				9.9	7.4	0.15	9.9	7.4	0.15

2020 Adj. Non-GAAP	$100.5	$104.8	$2.07	$63.4	$65.1	$1.28	$163.9	$169.9	$3.35

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Monday, October 25, 2021, at 3:30 p.m. Eastern time to review its financial results for the third quarter 2021.

To register for the webinar, please visit
https://zoom.us/webinar/register/WN_0IR1GisrRoudVv0lDXcAcw
or visit the “Financial Results” section of our website at www.northwesternenergy.com. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 743,000 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof. Our actual future

NorthWestern Reports Third Quarter 2021 Financial Results
October 24, 2021

business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

• adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events, such as the COVID-19 pandemic, on our liquidity, results of operations and financial condition;
• changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
• unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
• adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com